Exhibit 99.1

KODIAK ENERGY, INC..  Update to Brink Energy Acquisition
July 7, 2008

CALGARY, ALBERTA -- (MARKET WIRE) – 07/07/08 -- Kodiak Energy, Inc. (TSX-V:KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is providing an update and clarification to the previously announced binding letter agreement with Brink Energy Ltd. (“Brink”) of Calgary, a private Alberta oil and gas corporation.

A binding letter agreement was entered into by Kodiak and Brink in order to secure the transaction value and to ensure confidentiality while definitive agreements were finished.  Kodiak, it’s auditors and legal teams are currently concluding the due diligence and audit of Brink’s records.   Once the audit is complete, the definitive agreement will be finalized and a circular published to the Brink shareholders.

Kodiak has recently provided a $1,000,000 secured loan to Brink for the reduction of debt, which may be converted to Brink shares at Kodiak’s option.

The details of the circular will also be made public at time of mailing. This will include reserve evaluations, current production volumes.  At that time, Kodiak will provide estimates of future operations.

Kodiak intends to optimize the existing production first and concurrently review development and drilling plans for Q3 and Q4 of 2008 and into 2009 before advising of expected production volumes, capital commitments, taking into consideration prevailing commodity prices and cost of services.

The Brink security holders’ meeting is expected to be held in August 2008.  The completion of the combination is expected shortly thereafter, subject to receipt of necessary regulatory and court approval and satisfaction or waiver of conditions.  When the aforementioned conditions are met, Brink will then be a wholly-owned subsidiary of Kodiak – which is expected by September 1, 2008.

As previously announced, the cash portion of the acquisition will be funded by Kodiak mostly with debt.

Mr. Bill Tighe, President and CEO of Kodiak, stated, “this acquisition is exciting for Kodiak, because in addition to the many years of development drilling and production growth, with associated high net backs at current commodity prices, available in the Spearfish resource play using primary production techniques, the formation has shown excellent response to secondary oil recovery techniques implemented by other operators in the area. The reserves and the engineering data evaluated the proven, probable from the 30 potential Spearfish wells and the Knopcik gas well property.  This was the basis for the price point set on the acquisition.“

In addition to the low risk Spearfish development, initial geological mapping has identified several Mississippian and Upper Devonian aged exploration prospects. These prospects will be mapped and defined by using existing trade seismic data and after acquiring some additional seismic over the leased lands, a drilling program will help determine the reservoir characteristics and deliverability potential. In addition to that the Bakken formations are identified on the properties.

Complete details of the terms of the combination are set out in the Arrangement Agreement that will be filed by Kodiak on SEDAR (www.sedar.com) and EDGAR (www.sec.gov) under Kodiak Energy, Inc.’s profile.

This press release does not constitute an offer of any securities.

About Kodiak
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  . The Brink acquisition has risk factors which may include or have negative effects on Kodiak – such as but not limited to – the acquisition may not be completed due to factors outside the Corporation’s control or financing complications.  The effect of additional debt or actual results could differ materially from those projected in the Corporation's proposed oil and gas related business due to difficultness integrating Brink’s operations, risks of liabilities related to Brink and or the assets will not be as valuable or productive as we believe.  The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.
Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone:  +1 (403) 262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com